Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Announces Agreement to Acquire
16 Supramax Vessels

Second Acquisition in Month of June Combines to Expand Modern Fleet by 31% on a Tonnage Basis to 53 Drybulk Vessels;
Company to Host Conference Call on Friday, June 25, 2010 at 10:30 a.m. ET

NEW YORK, June 25, 2010 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has entered into an agreement with Bourbon SA to acquire 16 Supramax vessels, including two newbuildings, from Setaf SAS, a wholly owned subsidiary of Bourbon SA, for an aggregate purchase price of $545 million. The acquisition is subject to the completion of customary documentation and closing conditions.

Genco intends to retain 13 of the vessels, 12 of which are expected to be delivered to Genco in the third quarter of 2010, with the remaining vessel scheduled to be delivered in the first quarter of 2011. Six of these 13 vessels are secured on time charters with remaining durations between approximately one month and 54 months.  The transfer of these time charters to Genco is subject to the charterers’ consent.  Upon completion of the acquisition, and including the five Handysize vessels to be acquired from companies within the Metrostar group of companies announced on June 9, 2010, Genco’s fleet will consist of 53 drybulk vessels with a total carrying capacity of approximately 3,813,000 dwt and an average age of approximately 6.4 years.

Genco plans to finance the acquisition of these vessels using bank debt for approximately 60% of the purchase price, cash on hand, and up to $150 million of capital markets financing in the debt, equity-linked and equity markets, depending on which is more attractive at the time.  If Genco does not obtain financing sufficient for the acquisition by July 13, 2010, Genco may cancel the acquisition.

Genco has determined not to retain three of the 16 Supramax vessels covered by the agreement, including one newbuilding.  Therefore, upon delivery of these vessels, which is expected in the third and fourth quarters of 2010, Genco plans to immediately resell them at Genco’s aggregate purchase price of approximately $105 million to Maritime Equity Partners LLC, a company controlled by Genco’s Chairman, Peter C. Georgiopoulos.  An independent committee of Genco’s board of directors reviewed and approved this transaction.

Robert Gerald Buchanan, President, commented, “We are pleased to enter into our second acquisition this month, as management has once again capitalized on an attractive growth opportunity for the benefit of the Company and its shareholders. Building upon the recent acquisition of five Handysize vessels, our agreement to acquire 13 Supramax vessels at a compelling valuation significantly strengthens Genco’s industry leadership and enhances the age profile of the Company’s modern fleet. As we continue to take advantage of the positive long-term demand for core commodities in China, India and other developing countries, we will maintain our focus on employing a large portion of our expanding fleet on favorable contracts with world-class charterers.”

The following table sets forth information about the 13 Supramax vessels to be acquired by the Company:

Vessels	DWT	Year Built	Charter Expiration (1)	Employment Structure (2)	Expected Delivery (3)

Genco Supramax 1	57,981	2009	May 2012	$30,500 (4)	Q3 2010

Genco Supramax 2	57,981	2009	-	-	Q3 2010

Genco Supramax 3	57,981	2009	-	-	Q3 2010

Genco Supramax 4	57,981	2010	-	-	Q3 2010

Genco Supramax 5	57,981	2010	January 2015	$26,200	Q3 2010

Genco Supramax 6	57,981	2010	January 2015	$26,500	Q3 2010

Genco Supramax 7	53,416	2009	September 2010	$13,000	Q3 2010

Genco Supramax 8	53,416	2009	December 2011 (5)	$21,000 (6)	Q3 2010

Genco Supramax 9	53,596	2007	-	-	Q3 2010

Genco Supramax 10	55,257	2005	November 2010	$17,100	Q3 2010

Genco Supramax 11	55,317	2004	-	-	Q3 2010

Genco Supramax 12	57,981	2010	-	-	Q3 2010

Genco Supramax 13	57,981	2011 (3)	-	-	Q1 2011

(1)
The charter expiration dates presented represent the expected dates that the charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
Time charter rates presented are the gross daily charterhire rates before third-party commissions, which generally range from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(3)	The year the vessel is being built and the dates for the vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(4)
The vessel is currently set at a contracted rate of $30,500 per day; however, the charterer has subchartered the vessel.  If the subcharterer defaults, declares bankruptcy and/or becomes insolvent, the rate will become $18,000 per day for year one, $20,000 per day for year two and $22,000 per day for the balance period following the first two years.

(5)	Owners hold the option at the 33rd month to end the voyage after 35 months or extend it to the full 38 months.
(6)	The daily rate is currently $21,000 per day until January 2011 and becomes $22,000 per day for the balance period thereafter.

John C. Wobensmith, Chief Financial Officer, commented, “With this agreement to acquire 13 Supramax vessels, combined with our recent agreement to acquire five Handysize vessels, Genco is poised to considerably expand its modern, high-quality fleet by 31% on a deadweight tonnage basis and solidify its position as an industry bellwether. In maintaining our disciplined approach to growth, this en bloc transaction meets our strict return criteria related to earnings and cash flow accretion as well as return on capital hurdles. We plan to utilize our sizeable cash position to partially finance this acquisition and will draw upon our strong history of entering into financing transactions to meet the remaining requirements for the 13 Supramax vessels. By actively consolidating the industry as we have consistently done in the past, we expect to further strengthen Genco’s leading brand as an owner and operator of modern tonnage and increase the Company’s future earnings power.”

Conference Call Announcement
Genco Shipping & Trading Limited plans to hold a conference call on Friday, June 25, 2010 at 10:30 a.m., Eastern Time, to discuss the acquisition of the thirteen Supramax vessels. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 419-6591 or (719) 325-4770 and enter passcode 9394436.  A replay of the conference call can also be accessed until July 2, 2010 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9394436. The Company intends to place additional materials related to the acquisition, including a slide presentation, on its website prior to the start of the conference call.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco currently owns a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,903,000 dwt.  After the expected delivery of five Handysize vessels and thirteen Supramax vessels that Genco has agreed to acquire, Genco will own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, seventeen Supramax, six Handymax, and thirteen Handysize vessels with a total carrying capacity of approximately 3,813,000 dwt.  In addition, after the delivery of four vessels expected in the third and fourth quarters of 2010, our subsidiary Baltic Trading Limited will own a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax and three Handysize vessels with an aggregate carrying capacity of approximately 671,000 dwt. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) the fulfillment of the closing conditions under the Company’s agreements to acquire a total of 18 drybulk vessels; (ii) the availability and terms of financing for the Company’s purchase of the 13 Bourbon vessels; (iii) the Company’s ability to obtain transfers of the time charters to which certain of the Bourbon vessels are currently subject; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2009 and its reports on Form 10-Q and Form 8-K.

This press release does not constitute an offer of any securities for sale in the United States or any other jurisdiction.

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